Adicet Bio Reports Third Quarter 2026 Financial Results and Provides Business Updates

Phase 1 data for prulacabtagene leucel (prula-cel, formerly ADI-001) demonstrated durable responses and a favorable safety profile in patients with systemic lupus erythematosus (SLE) with or without lupus nephritis (LN)

Pivotal LN study startup activities underway; FDA engagement planned in 4Q/2026 to discuss pivotal expansion into lupus patients without nephritis

Regulatory update and 12-month follow-up data from ~22 patients expected in 1Q/2027

U.S. Food and Drug Administration (FDA) clears Investigational New Drug (IND) and grants Fast Track Designation (FTD) to ADI-212 for metastatic castration-resistant prostate cancer (mCRPC); Phase 1 startup activities underway

Building next-generation in vivo CAR-T platform and pipeline across hematologic and solid tumors, with first candidate expected to enter clinic in 2H/2027

REDWOOD CITY, Calif. – November 5, 2026 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta CAR-T cell and in vivo CAR-T therapies for autoimmune diseases, hematologic malignancies and solid tumors, today reported financial results and operational highlights for the third quarter ended September 30, 2026.

“The growing body of evidence for prula-cel continues to strengthen our conviction in its potential to generate meaningful, lasting remissions for patients living with SLE, including those with LN and extra renal SLE. The compelling efficacy observed following complete discontinuation of immunosuppressants, together with evidence of a deep immune reset and a favorable safety profile supporting outpatient administration, reinforce the potential for prula-cel to meaningfully change the treatment paradigm for lupus patients," said Chen Schor, President and Chief Executive Officer of Adicet Bio. "With pivotal study startup activities underway in LN and planned FDA discussions regarding potential pivotal expansion to include lupus patients without nephritis, we look forward to providing a regulatory update and additional 12-month follow-up data from approximately 22 patients in the first quarter of 2027 followed by clinical data from our systemic sclerosis cohort in the second quarter. Together with continued progress on ADI-212 and our in vivo CAR-T pipeline, we believe 2027 will be a catalyst-rich year for Adicet.”

Third Quarter 2026 and Recent Operational Highlights:

Autoimmune diseases

•
Prula-cel demonstrated positive safety and efficacy data in Phase 1 trial of patients with SLE with or without LN. In September 2026, the Company announced updated safety and efficacy data from its ongoing Phase 1 study evaluating prula-cel in patients with SLE, with or without LN. As of the August 28, 2026 data cutoff, 22 efficacy-evaluable patients (16 with LN and 6 with extra-renal SLE) had 6 to 21 months of follow-up, including 13 patients with at least 12 months of follow-up. Prula-cel continued to demonstrate positive clinical responses and a favorable safety profile in this heavily pretreated population. At 12 months, 50% of evaluable LN patients achieved a complete renal response and 54% of evaluable patients achieved Definition of Remission in Systemic lupus (DORIS) remission. Patients also demonstrated rapid and sustained reductions in mean Systemic Lupus Erythematosus Disease Activity Index 2000 (SLEDAI-2K) and the Physician’s Global Assessment (PGA). All patients discontinued immunosuppressants, and all but one tapered background steroids to 5 mg or less of prednisone equivalent. Prula-cel was generally well tolerated, with no Grade > 2 cytokine release syndrome (CRS), no immune effector cell-associated neurotoxicity syndrome (ICANS), no immune effector cell-associated hemophagocytic syndrome (IEC-HS), and no graft-versus-host disease (GvHD) observed, supporting the potential for outpatient administration. Biomarker analyses further demonstrated evidence of immune reset, including complete CD19+ B-cell depletion, naïve-dominant B-cell reconstitution, reductions in anti-dsDNA antibodies, and complement recovery.

•
Prula-cel pivotal LN study start-up activities underway; FDA meeting planned in 4Q/2026 regarding potential pivotal expansion beyond LN; regulatory update and additional 12-month clinical data expected in 1Q/2027. The Company has initiated start-up activities for a pivotal study in LN. The single-arm study is expected to enroll a double-digit number of patients, with complete renal response at 12 months as the primary efficacy endpoint. Given the high DORIS remission rates reported in the September 2026 clinical data update, the Company plans to engage with the FDA in the fourth quarter of 2026 regarding the potential expansion of its pivotal development program to include lupus patients without nephritis. The Company expects to provide an update on these discussions, as well as additional clinical data from approximately 22 patients with at least 12 months of follow-up, in the first quarter of 2027.

•
Phase 1 readout of prula-cel in systemic sclerosis (SSc) expected in the second quarter of 2027. The Company expects to report clinical data evaluating prula-cel in SSc in the second quarter of 2027.

Solid tumor indications

•
Phase 1 startup activities underway for ADI-212 in mCRPC following FDA IND clearance and FTD. In August 2026, the FDA cleared the Company’s IND application for ADI-212 in mCRPC, followed by the granting of FTD in September 2026. Phase 1 startup activities are underway, with patient enrollment in mCRPC anticipated in the first quarter of 2027. ADI-212 is designed as an off-the-shelf therapy, featuring multiple platform enhancements by incorporating gene-editing and expression of novel immune-stimulating molecules intended to strengthen anti-tumor potency, including improved antigen engagement, capacity for durable tumor-killing and active modulation of the tumor microenvironment.

In Vivo CAR-T Program and Pipeline

•
Progressing a differentiated portfolio of in vivo CAR-T programs designed to address significant unmet needs in both hematologic malignancies and solid tumors. The Company is advancing its in vivo CAR-T platform and pipeline designed to optimize in vivo T-cell transduction and generate highly cytolytic CAR-T therapy. Ongoing preclinical activities include programs targeting multiple myeloma, non-Hodgkin’s lymphoma, and solid tumor indications. Based on progress to date, The Company plans to initiate its first in vivo CAR-T program in the second half of 2027.

Financial Results for Third Quarter 2026:

•
Research and Development (R&D) Expenses: R&D expenses were $15.6 million for the three months ended September 30, 2026, compared to $22.9 million during the same period in 2025. Non-cash stock-based compensation expense included in R&D expense was $0.8 million for the third quarter of 2026.
•
General and Administrative (G&A) Expenses: G&A expenses were $4.2 million for the three months ended September 30, 2026, compared to $5.1 million during the same period in 2025. Non-cash stock-based compensation expense included in G&A expense was $0.7 million for the third quarter of 2026.
•
Net Loss: Net loss was $18.9 million, or a net loss of $1.76 per basic and diluted share for the three months ended September 30, 2026. This net loss includes non-cash charges of $2.7 million that consisted primarily of share-based compensation, depreciation expenses, and noncash lease expense.
•
Cash Position: Cash, cash equivalents and short-term investments were $100.9 million as of September 30, 2026. The Company expects that current cash, cash equivalents and short-term investments as of September 30, 2026, will be sufficient to fund its operating expenses into the second half of 2027.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical-stage biotechnology company discovering and developing a broad pipeline of allogeneic gamma delta T cell therapies, engineered with chimeric antigen receptors (CARs), alongside differentiated in vivo CAR-T therapies with the potential to redefine treatment across autoimmune diseases, hematologic malignancies and solid tumors. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the business and operations of Adicet. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: clinical development of Adicet’s product candidates, including future plans or expectations for prula-cel in autoimmune diseases and ADI-212 in mCRPC and the potential safety, tolerability and efficacy for prula-cel in the treatment of autoimmune diseases and ADI-212 in mCRPC as well as expectations to achieve a complete immune reset for prula-cel; expectations regarding future alignment with the FDA on regulatory path to approval and discussions to date; timing and success of the Phase 1 clinical trial of prula-cel in multiple autoimmune indications and ADI-212 in mCRPC, including timing and expectations for enrollment and future data releases; expectations regarding the timing and initiation of a pivotal study for prula-cel in SLE patients with or without LN and potential pivotal expansion to include non-renal lupus; expectations regarding FDA engagement in 4Q/2026 regarding expansion into lupus patients without nephritis; expectations regarding prula-cel’s potential to transform treatment for patients with lupus; expectations regarding the suitability of prula-cel for outpatient administration; expectations regarding the scalability of the Company’s off-the-shelf manufacturing platform; expectations regarding the pace of enrollment in the pivotal study for prula-cel in SLE patients with or without LN; estimates for the addressable patient population and commercial opportunity for prula-cel in LN and SLE; the preclinical and clinical development of ADI-212, including the timing of regulatory filings, clinical startup activities, clinical updates and future data releases as well as the potential for 2027 to be a catalyst-rich year; the timing of initiation of enrollment of a Phase 1 trial for ADI-212 in mCRPC; expectations regarding the potential potency of ADI-212; timing of updates to the Company’s in vivo CAR T platform pipeline; ongoing preclinical programs and activities relating to autoimmune diseases, hematological malignancies and solid tumors; and expectations regarding Adicet’s uses of capital, expenses and financial results, including the expected cash runway.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of global economic conditions and public health emergencies on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical studies, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results, including interim results, from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; and Adicet’s ability to meet production and product release expectations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Adicet’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the U.S. Securities and Exchange Commission, including its quarterly report on Form 10-Q. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

ADICET BIO, INC.

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$15,626	$22,853	$51,562	$74,091
General and administrative	4,170	5,099	12,105	16,137
Total operating expenses	19,796	27,952	63,667	90,228
Loss from operations	(19,796)	(27,952)	(63,667)	(90,228)
Interest income	972	1,172	3,482	4,253
Interest expense	(23)	(12)	(68)	(12)
Other expense, net	(30)	(64)	(83)	(300)
Loss before income tax provision	(18,877)	(26,856)	(60,336)	(86,287)
Income tax provision	(1)	—	(144)	—
Net loss	$(18,878)	$(26,856)	$(60,480)	$(86,287)
Net loss per share, basic and diluted	$(1.76)	$(4.72)	$(5.62)	$(15.10)
Weighted-average common shares used in computing net loss per share, basic and diluted	10,745,696	5,692,874	10,753,547	5,713,216
Other comprehensive income
Unrealized loss on treasury securities, net of tax	(70)	97	(277)	40
Total other comprehensive income	(70)	97	(277)	40
Comprehensive loss	$(18,948)	$(26,759)	$(60,757)	$(86,247)

ADICET BIO, INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	September 30, 2026	December 31, 2025
Cash, cash equivalents, and short-term investments in treasury securities	$100,945	$158,530
Working capital	86,446	139,395
Total assets	128,946	192,355
Accumulated deficit	(675,177)	(614,697)
Total stockholders’ equity	102,697	159,210

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Penelope Belnap

Precision AQ

Penelope.belnap@precisionaq.com